UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Clearwire Corporation

(Name of Registrant as Specified in Its Charter)

Crest Financial Limited

Crest Investment Company

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The following presentation of Crest Financial Limited will be made available to stockholders of Clearwire Corporation starting May 8, 2013.

An Analysis of the Proposed Merger Agreement between Clearwire and Sprint Prepared by: Crest Financial Limited May 2013

CLEARWIRE – SPRINT: VOTE “AGAINST”

Disclaimer:

About Crest Financial Limited

Crest Financial Limited (“Crest”) is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

These slides are for discussion purposes only and (1) do not constitute an offering and are not intended to be an offer by Crest to purchase, sell or participate in any securities of any sort; and (2) do not constitute a binding agreement or a commitment by Crest or any other person to provide financing to Clearwire Corporation (“Clearwire”), sell securities of Clearwire or provide a valuation of any Clearwire securities. While Crest believes that the financial and other information contained herein is accurate, Crest, its affiliates and its and their representatives do not make any representation or warranty, express or implied, as to the fairness, accuracy or completeness of these slides and expressly disclaim any and all liability for any information contained in, or omitted from, these slides or any other written or oral communication transmitted or made available. Crest, its affiliates and its and their representatives (a) shall not have any responsibility for the use of these slides by the recipient or its representatives or any other person or group and (b) to the extent permitted by law, shall not be liable for any direct, indirect or consequential loss or damage suffered by any person as a result of relying on any statement in, or omission in, these slides or for any of the written, electronic or oral communications transmitted or made available. These slides contain only summary information and do not purport to be comprehensive or to contain all the information that may be necessary or desirable to evaluate Clearwire or the proposed merger of Clearwire with a subsidiary of Sprint Nextel Corporation (the “Proposed Sprint Merger”), nor are they intended to form a basis of any investment decision. The recipient should conduct, and is responsible for, its own investigations and analysis of Clearwire and the Proposed Sprint Merger and should check the accuracy, reliability and completeness of the information and obtain independent advice from appropriate sources. Neither Crest or its affiliates, nor any of its and their representatives, have any obligation to provide the recipient with access to any additional information or to update these slides or to correct any inaccuracies which may become apparent or to revise any estimates and projections to reflect any changes in expectations with regard to the these slides or any change in circumstances after the date of these slides.

In connection with the Proposed Sprint Merger, Crest and other persons (the “Participants”) have filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The definitive proxy statement was mailed to the stockholders of Clearwire on or about May 6, 2013. SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ALL OTHER PROXY MATERIALS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS, CLEARWIRE AND THE PROPOSED SPRINT MERGER. The definitive proxy statement and all other proxy materials filed with the SEC are available at no charge on the SEC’s website at

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

CLEARWIRE

Executive Summary Transaction Overview Key Transaction Deficiencies An Independent CLWR

Clearwire’s Weak Corporate Governance Implications of a Shareholder Vote Conclusion – Vote “AGAINST”

#4

#8 #11 #26 #28 #35 #38

TABLE OF CONTENTS

EXECUTIVE SUMMARY

May 2013

Executive Summary:

Sprint Nextel Corporation (“Sprint”) has entered into a series of agreements with Clearwire Corporation (“CLWR” or the “Company”) under which Sprint would acquire all of the outstanding CLWR shares not owned by Sprint for $2.97 per share.

Crest Financial Limited, which with its related parties beneficially owns over 8.2% of the Class A Common Stock of CLWR, is urging CLWR shareholders to vote “AGAINST” the proposed Merger Agreement and related proposals.

Why CLWR shareholders should not agree to Sprint’s $2.97 per share proposal: The Value of CLWR’s Spectrum is Evident and Deserves a Premium Valuation:

• Despite a Merger Agreement that locks in the offer price at $2.97 per share.

• Various studies support higher share price valuations than $2.97 per share.

• Sprint’s analysis, which was included in Sprint’s proxy statement, shows a far higher valuation of CLWR than $2.97 per share.

• CLWR Management has often stated that the value of its spectrum alone is vastly higher than what the $2.97 per share offer implies.

• Recent market evidence showing mass adoption of smartphone and other data intensive mobile and tablet computing devices further confirms the value of CLWR’s TDD-LTE spectrum.

• We believe both DISH’s and Verizon’s recent unsolicited offers for a portion of CLWR’s spectrum will lead to a higher valuation than $2.97 per share.

Highly conditioned Merger Agreement:

• The highly conditional Merger Agreement forces CLWR shareholders to vote first, prior to other conditions of the Merger Agreement being satisfied. As a result, CLWR shareholders are forced to accept or reject a deal before other, potentially more attractive, scenarios can be fully explored. In our opinion, this is not the right time, and certainly not the right price, to demand that CLWR shareholders vote before knowing all the facts.

• Even if the CLWR shareholders were to approve the Merger Agreement, consummation of the Sprint – CLWR merger is conditioned upon the closing of the Sprint merger with SoftBank, or DISH, or any alternative party. There is no certainty if or when such a transaction will occur or on what terms. Sprint’s ultimate parent company, and its financial health, has still yet to be determined, and therefore it is not clear how Sprint will be able to finance the $2.97 share price.

• The CLWR shareholders should know who will control Sprint—SoftBank or DISH or another party—if the CLWR shareholders reject the Sprint merger. The CLWR shareholders have the right to make an informed decision.

• The Voting Agreement between CLWR, Intel, Bright House Networks and Comcast is subject to the Merger Agreement between SoftBank and Sprint. If the DISH bid for Sprint is accepted, the Voting Agreement may be terminated and Intel, Bright House Networks and Comcast could freely vote their shares. Such a change could significantly impact the vote.

CLEARWIRE –EXECUTIVE SUMMARY

Executive Summary:

It’s our belief that the CLWR Board has failed to adequately consider its alternatives:

• The market has offered CLWR multiple paths to raise capital and create near-term liquidity. These include:

• Multiple unsolicited proposals have been received for CLWR’s spectrum –including those of DISH and Verizon.

• $320 million of convertible debt proposed by shareholders Crest and Aurelius Capital Management.

• CLWR’s MCC strategy demonstrates a robust alternative path towards remaining independent.

• The CLWR Board has a fiduciary duty to seek the best alternatives for all shareholders, not just Sprint. The CLWR Board should explore all strategic alternatives, including a formal spectrum auction process and raising additional equity.

Don’t give credence to CLWR’s threats of debt default or restructuring:

• The threat of a June 1st CLWR debt default found in CLWR’s Proxy Statement seems to be a scare tactic in our opinion, designed to create support for the Sprint proposal. CLWR’s Management has stated there is adequate capital to operate into Q1, 2014.

• CLWR has received multiple unsolicited financing proposals and offers to purchase CLWR’s excess spectrum that would provide liquidity to meet the Company’s needs. As recently as April of this year, Verizon offered to purchase a small portion of CLWR’s spectrum for up to $1.5 billion. This one single transaction could provide CLWR with liquidity well into 2014/2015.

• According to Sprint, a CLWR default on its debt may result in a potential cross-default under certain of Sprint’s debt agreements if CLWR is considered a subsidiary under those agreements.

• Under the Equityholders’ Agreement, Sprint must approve CLWR’s seeking protection under the bankruptcy laws. Sprint recently said that a CLWR bankruptcy “is a terrible outcome” for all CLWR shareholders and debtholders.

We believe that the CLWR Board entered into an unfair Merger Agreement with Sprint:

• Even with Sprint’s precarious financial condition, the Sprint Board was able to negotiate a far stronger merger agreement terms with SoftBank than the CLWR Board was able to negotiate with Sprint.

• The CLWR Board has given away its right to terminate the Sprint Merger Agreement to pursue superior offers, and agreed to include a “force the vote” provision.

• The Sprint Notes provide CLWR shareholders an unfair choice: 1) a low $2.97 per share acquisition price, or 2) significant dilution.

• The effect of these merger terms in our opinion is that Sprint has effectively taken control of CLWR without agreeing to pay adequate consideration for its value.

CLEARWIRE –EXECUTIVE SUMMARY

Executive Summary:

In our opinion, the CLWR Board is plagued by weak corporate governance, the undue influence of Sprint, and has failed to protect non-Sprint shareholders:

• The Sprint representatives on the CLWR Board have a fiduciary duty to ALL CLWR shareholders.

• The fact that Sprint is a controlling shareholder does not diminish this fiduciary duty to ALL shareholders.

• The CLWR Board is encouraging management to accept the Sprint proposed Merger Agreement through significant “golden parachute” compensation arrangements if the Sprint – CLWR transaction is consummated, including a package of cash severance and equity award payments for CLWR’s Chief Executive Officer valued at over $10 million.

• Sprint has used its voting power to realize the value of the CLWR spectrum for itself to the detriment of the other CLWR shareholders.

• Multiple shareholder lawsuits have been filed against CLWR and its directors based on the belief that their actions to date have breached their fiduciary duties to minority shareholders.

• Voting “AGAINST” frees the CLWR Board from the existing Merger Agreement and allows the CLWR Board to explore superior options for all CLWR shareholders.

Vote “AGAINST” the proposal to adopt the Merger Agreement with Sprint. CLWR shareholders should not be subject to this uncertainty.

CLWR shareholders deserve better than $2.97 per share.

CLEARWIRE –EXECUTIVE SUMMARY

TRANSACTION OVERVIEW

May 2013

Transaction Overview

Sprint has entered into a series of agreements with CLWR under which Sprint would acquire all of the outstanding CLWR shares that Sprint does not own for $2.97 per share. Material components of the acquisition include:

A detrimental funding approach. Sprint may purchase from CLWR up to $800 million in convertible notes which may be exchanged into CLWR shares at $1.50 per share:

• Exchange rate of $1.50 per CLWR share is significantly below current market.

• Minority shareholders are left with a choice of: a) $2.97 per share or b) substantial dilution.

• Each draw of the notes provides Sprint with the economic equivalent of a termination fee in the event the merger is not approved (~$78.4 million per monthly draw).

• CLWR is prohibited from entering into alternative debt or equity financing arrangements without Sprint’s consent.

Highly conditional. The Sprint acquisition of CLWR is subject to a “Triple Contingency”, requiring:

• CLWR shareholder approval.

• Closing of the Sprint-SoftBank, Sprint – DISH or an alternate transaction.

• FCC approval.

The Special Committee agreed to buyer-friendly “no-shop” and “force the vote” provisions.

CLEARWIRE –TRANSACTION OVERVIEW

CLWR Shares Performance Since Sprint Proposal

Despite a Merger Agreement that keeps the offer price locked at $2.97 per share, CLWR shares continue to trade at a premium to Sprint’s offer.

CLWR Share Price

$3.40 $3.30 $3.20 $3.10 $3.00 $2.90 $2.80

Sprint Merger Proposal Market Price May 7, 2013

Investors recognize the intrinsic value of both CLWR and its spectrum.

Six of the ten largest independent CLWR shareholders have publicly announced they will vote “AGAINST” Sprint’s $2.97 per share offer.

CLEARWIRE –TRANSACTION OVERVIEW

KEY TRANSACTION DEFICIENCIES

May 2013

Sprint’s $2.97 a CLWR share is Inadequate – Undervalues CLWR’s Spectrum

Sprint’s $2.97 per share proposal is inadequate, clearly undervaluing CLWR’s spectrum portfolio.

A premium to $2.97 per share is supported by the following analysis and key CLWR attributes:

1. CLWR’s spectrum portfolio is ideally positioned to benefit from the rapid increase in spectrum utilization.

2. Sprint has a critical need for additional spectrum.

3. CLWR’s TDD-LTE technology did not benefit from a formal auction process.

4. SoftBank’s valuation of CLWR in the Sprint merger.

5. Various valuation studies and market analysis.

6. CLWR Management’s spectrum valuation.

7. Management Compensation – “Golden Parachutes”.

CLEARWIRE –KEY TRANSACTION DEFICIENCIES

1) CLWR’s Spectrum—Positioned To Benefit From The Rapid Increase In Spectrum Utilization

With the increase in popularity of smartphones, spectrum has become critically important.

CLWR Management has gone on record identifying the rapid demand of spectrum capacity driven by the proliferation of smartphones:

We believe that, as the demand for mobile broadband services continues its rapid growth, Sprint and other service providers will find it difficult, if not impossible, to satisfy their customers’ demands with their existing spectrum holdings.By deploying LTE, we believe that we should be able to take advantage of our leading spectrum position to offer substantial additional data capacity to Sprint and other existing and future mobile broadband service providers for resale to their customers on a cost effective basis.

CLWR’s 2012 Annual Report February 14, 2013 10-K (emphasis added)

With this understanding both AT&T and Verizon, who hold significantly less spectrum than CLWR, are seeking to acquire more:

• Verizon won U.S. approval on August 23, 2012 to buy airwave rights from Comcast and three other cable companies for $3.9 billion.

• AT&T tried to address its spectrum needs in 2011 through a $39 billion takeover of the fourth-biggest carrier, T-Mobile USA Inc. Facing opposition by regulators, AT&T killed the deal in December 2011.

• After abandoning its T-Mobile takeover, AT&T focused their attention on acquiring spectrum through approximately 40 smaller spectrum deals.

CLEARWIRE –KEY TRANSACTION DEFICIENCIES

1) CLWR’s Spectrum—Positioned To Benefit From The Rapid Increase In Spectrum Utilization

Clearwire holds the largest spectrum assets in the United States.

• If 10% of CLWR’s 4G spectrum were sold, CLWR would still remain the largest 4G operator by a significant margin.

The difference in available 4G

Spectrum between CLWR and Sprint is significant

CLEARWIRE –KEY TRANSACTION DEFICIENCIES

* Clearwire investor presentation, Goldman Sachs 21st Annual Communacopia Conference, presented by Hope Cochran (CFO) on Sept 19, 2012 (emphasis added).

1) CLWR’s Spectrum—Positioned To Benefit From The Rapid Increase In Spectrum Utilization

The true value of CLWR’s TDD-LTE spectrum assets is fast becoming evident:

• Recent market evidence showing mass adoption of smartphone and other data intensive mobile and tablet computing devices further confirms the value of CLWR’s TDD-LTE spectrum.

• Many operators are limiting customer usage and installing bandwidth caps on their service in order to cope with customers’ seemingly insatiable demand for additional bandwidth.

• CLWR’s TDD-LTE spectrum is emerging as a global standard:

• China, Japan, India, Australia, Saudi Arabia, Russia, Brazil and others are deploying TDD-LTE networks.

• CLWR is by far the largest holder of TDD-LTE in the US and is best positioned to deploy and realize the benefits of the spectrum.

Since 2011, more than 50 operators from around the world have joined the Global TD-LTE Initiative to standardize and drive this technology toward a global standard.

“This is the future of mobile broadband,” says Dr. John Saw, “We believe our LTE Advancedready network design, which leverages our deep spectrum with wide channels, can achieve greater speeds and capacity than other networks. We believe Clearwire is the only carrier with the unencumbered spectrum portfolio required to achieve this level of speed and capacity in the United States.”

“In addition, the 2.5 GHz spectrum band and TDD-LTE technology that we have chosen has rapidly become a common configuration worldwide for 4G deployments, creating a potentially robust, cost-effective and global ecosystem that could serve billions of devices,” Saw added. “We anticipate that the economies of scale derived from this global ecosystem will act as a catalyst for the development of thousands of low-cost devices and applications.”

- CLWR’s 2013 Feature Story, http://www.clearwire.com/ (emphasis added)

CLEARWIRE –KEY TRANSACTION DEFICIENCIES

CLEARWIRE – KEY TRANSACTION DEFICIENCIES

2) Sprint's Critical Need for Additional Spectrum

A failed deal with LightSquared and success of its Apple iPhone contract leave Sprint short of spectrum capacity.

Sprint has relatively few options to secure significant additional spectrum other then through a contractual relationship with CLWR or through a Sprint – CLWR acquisition.

2007 | 2008 | 2009 | 2010 | 2011 | 2012 | 2013

June 2007
Apple's iPhone is launched on AT&T

June 2008
Release of iPhone 3G

June 2009
Release of iPhone 3S

June 2010
Release of iPhone 4

Feb 2011
Verizon offers Apple's iPhone

July 2011
Sprint's 15 year LightSquared deal is announced to secure its 4G LTE spectrum demand.

Oct 2011
Being late to the iPhone franchise, Sprint agrees to purchase more than $20 billion of iPhones over the next four years

Oct 2011
Release of iPhone 4S

Dec 2011
Sprint and CLWR agree to four year $1.6 billion contract for spectrum capacity

Feb - March 2012
The FCC revokes LightSquared's license and Sprint cancels contract

March 2012, Sanford Bernstein reported that **Sprint could be "in deep trouble," and that bankruptcy was "a very legitimate risk"** because of the iPhone, which "will likely be badly disadvantaged on Sprint's network, impairing sales when Sprint is subject to a punishing take-or-pay deal with Apple."

March 2012, During an investor conference, Sprint's Chief Financial Officer, Joe Euteneuer, admitted that the company "is expected to be under a lot of scrutiny in the next few years as it grapples with the cost of upgrading its network." Euteneuer also discussed Sprint's possible purchase of spectrum to expand its network capacity. We believe Sprint knew that, because of its depressed share price, it lacked the currency necessary to obtain spectrum through an acquisition.

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Clearwire – Key Transaction Deficiencies

2) Sprint's Critical Need for Additional Spectrum (continued)

It has been widely speculated that CLWR is the real target of SoftBank's acquisition of Sprint. This is consistent with Sprint's regulatory filings and with SoftBank's approach to the Japanese telecom market and its use of its own spectrum to support its services:

Sprint

September 13, 2012 – "Son and Fisher, who indicated that SoftBank was interested in acquiring a controlling interest in Sprint and proposed that in connection therewith, Sprint consider acquiring the shares in Clearwire that Sprint did not already own." Sprint S-4

September 18, 2012 – "SoftBank's proposal required that Sprint acquire all of the outstanding equity interests in Clearwire that Sprint did not already own and that Sprint pay a $2.0 billion termination fee if Sprint's board of directors changed its recommendation of the SoftBank Merger." Sprint S-4

October 9, 2012 – "As it related to Clearwire, SoftBank proposed that as a condition to signing the deal with Sprint, Sprint would be required to enter into a binding agreement to purchase a sufficient amount of equity interests in Clearwire from one or more of the strategic Clearwire equity holders, in order to give Sprint a clear path to appoint seven non independent directors to the Clearwire board of directors. Sprint subsequently accepted this proposal." Sprint S-4

April 21, 2013 – In fact, Sprint's priority is LTE-Advanced CA using Clearwire's 2.5 GHz spectrum rather than Sprint's own holdings in Bands 25 and 26, said Doug Alston, the carrier's director of technology and strategy, who was quoted by *RCR Wireless*.

May 3, 2013 – As reported in the Denver Business Journal, Charlie Ergen confirmed DISH's offer for Sprint is because of CLWR. Ergen said, "It's better for us to own Sprint, because then we control Clearwire."

May 7, 2013 – At SoftBank's "Press Conference 2013 Summer," SoftBank Chief Executive Officer Masayoshi Son said "Clearwire owns 2.5 GHz which is most suitable for TD-LTE service" and "in the Sprint-SoftBank transaction, Clearwire's spectrum is key."

If the CLWR network and spectrum is so important to Sprint and SoftBank, we believe that they should pay a fair market price to all shareholders. We do not believe that $2.97 per share is that price.

Sprint's critical need to acquire CLWR is evident.
If Sprint, SoftBank or DISH desire to own CLWR's spectrum then CLWR shareholders should have the benefit of a transparent valuation sales process to sell the Company or its assets.

17

3) CLWR’s TDD-LTE Technology Did Not Benefit from a Formal Auction Process

Since TDD-LTE technology became a global technology standard, CLWR has not conducted a transparent formal auction process to determine the true value of its spectrum.

Any efforts conducted by CLWR to facilitate spectrum sales or wholesale customers prior to 2012 is not relevant and not sufficient to substantiating CLWR’s value:

• In 2010 and 2011 CLWR was focused on its unsuccessful WiMAX technology. WiMAX did not have the global acceptance of TDD-LTE technology and was of little value to those outside the CLWR or Sprint networks.

• We see no evidence that CLWR has pursued a formal sales process based on TDD-LTE technology.

• Implementation of the MCC strategy has not received the benefit of a formal process based on TDD-LTE technology.

A “market check”,CLWR’s description of its activities prior to accepting the Sprint proposed Merger Agreement, is not a valid substitute for a formal sales process:

• Enhanced bids require competitive bidder tension, deadlines and structure.

• Once the Sprint merger was announced and a deadline was created, unsolicited bids for spectrum were submitted by both DISH and Verizon.

We believe an auction process to sell or wholesale a portion of CLWR spectrum will lead to more competitive bids than those of Sprint, DISH, or Verizon.

We do not agree that the CLWR Board has “rigorously” explored all alternatives since TDD-LTE technology has gained acceptance.

CLEARWIRE –KEY TRANSACTION DEFICIENCIES

4) Sprint – SoftBank’s Valuation of CLWR

Sprint’s proxy statement highlights the value SoftBank placed on Sprint owning 100% of CLWR. SoftBank requested that Sprint provide multiple pro forma scenarios, including Sprint as a stand-alone entity (scenario #1 below – Sprint not owning 100% of CLWR) and also Sprint owning 100% of CLWR (Scenario #4).

Comparing the NPV of these scenarios demonstrates the significant value of the CLWR franchise and spectrum:

NPV Sprint NPV Scenarios

($/million)*

Sprint “Stand-alone” Pro Forma

#1 Revised Baseline Scenario (9/5) $14,320

#2 Revised Baseline Model w/ Additional Network Build (9/28) $21,699

#3 Revised Baseline Model w/ Additional Network Build (10/12) $19,020

Sprint Acquisition of CLWR Pro Forma

#4 Clearwire Acquisition Model (9/25) $28,271

On an NPV basis, Sprint’s acquisition of CLWR transfers a positive NPV of between $6.5 billion and $13.9 billion from CLWR shareholders to Sprint

Utilizing these NPV assumptions, Sprint could increase its offer for the remaining CLWR shares to approximately $13.97 per share and make SoftBank financially indifferent between owning Sprint as a stand-alone company (i.e., not owning 100% of CLWR) or owning Sprint with the additional costs of purchasing remaining CLWR shares.

* FCF NPV of each scenario assuming a long-term growth rate of 2.5%, a discount rate of 9%, and an adjustment of the CLWR share acquisition price from $2.00 to $2.97 Sprint offered for CLWR

CLEARWIRE –KEY TRANSACTION DEFICIENCIES

Clearwire – Key Transaction Deficiencies

5) Studies and Valuation of CLWR

Crest commissioned detailed valuation studies of CLWR's spectrum. One was prepared by former FCC Commissioner Dr. Harold Furchtgott-Roth, of Furchtgott-Roth Economic Enterprises, and the Analysis Group. The other was prepared by Information Age Economics. The reports are available at http://www.bancroftpllc.com/crest/.

These reports conclude that the Sprint proposal significantly undervalues CLWR's technology, opportunities and value:

According to Dr. Furchtgott-Roth, Sprint's offer of $2.97 per share corresponds to a valuation of CLWR spectrum of about $0.11 per MHz pop, not the $0.21 per MHz pop that Sprint asserts:

- Sprint's calculations use an inaccurate total Enterprise Value of $10 billion, instead of the more accurate $8.4 billion. These calculations also added lease values to the calculation of Enterprise Value.
- In its Form 10-K, CLWR represents that it has approximately $7.7 billion of assets of which $4.2 billion reflects spectrum. The difference of more than $3.4 billion reflects the value of other assets. These other assets were improperly disregarded in Sprint's calculations.

According to Dr. Furchtgott-Roth, Spectrum valuations in the United States are rising, and Sprint's $2.97 per share offer for CLWR reflects an extraordinary low valuation of CLWR's spectrum.

- Recent spectrum transactions for lesser valued "impaired spectrum" demonstrate a floor value for CLWR's paired spectrum:

Recent Impaired Spectrum Transactions:

Transaction	Date Announced	Impairment	Price/ Megahertz pop
Harbinbinger – Sky Terra	March 2012	ATC status	$0.45-$0.50 or more
DISH – DBSD and TerreStar	2011	ATC status	At least $0.23
AT&T - WCS	2012	WCS service rules	At least $0.21

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Clearwire – Key Transaction Deficiencies

5) Studies and Market Valuation of CLWR (continued)

CLWR Management developed "Prospective Financial Information" that it included in its Proxy Statement. CLWR uses this financial information to support the SCC and MCC business plan scenarios:

- SCC: A single customer case ("SCC"), in which Sprint is the only wholesale customer; CLWR would be a pure wholesaler with limited profit opportunity.
- MCC: A multiple customer case ("MCC"), in which CLWR would provide service to multiple wholesale customers in addition to Sprint.

CLWR Management submitted the MCC and SCC scenarios to the CLWR Board, the CLWR Special Committee, the Company's advisors (Evercore Partners and Centerview Partners) in addition to providing these scenarios in its Proxy Statement for all investors to analyze and consider against Sprint's $2.97 per share offer.

While CLWR Management makes no promises towards the accuracy or results of Prospective Financial Information included in its Proxy Statement and tells investors not to place undue reliance on this information, CLWR Management also states:

> "*....in the view of the Company's management, [this Prospective Financial Information] was prepared on a **reasonable basis**, reflects the **best currently available estimates and judgments at the time of preparation**, and presents, to the **best of management's knowledge and belief, the expected course of action and the expected future financial performance of the Company** at the time of preparation and have not been updated since they were prepared........*"

Definitive CLWR Proxy Statement April 23, 2013 (emphasis added)

While Sprint disregards the viability of the MCC scenario, we would not expect CLWR Management to present these scenarios to the CLWR Board and include them in the Proxy Statement unless they were viable paths for the CLWR Board and investors to analyze with serious consideration.

21

5) Studies and Market Valuation of CLWR (continued)

CLWR’s independent advisors, Centerview and Evercore, determined that, based on the Financial Prospective Information provided by CLWR Management, the MCC strategy would result in higher valuations than Sprint’s $2.97 per share offer.

Centerview Partners (12/12/12)* MCC – Equity Value/CLWR Share

Evercore Partners (12/12/12)* MCC – Equity Value/CLWR Share

Perpetuity Growth Rate

Disc Rate

1% 2% 3%

10.0% $12.19 $13.64 $15.49

12.5% $7.91 $8.65 $9.54

15.0% $5.25 $5.67 $6.15

17.5% $3.45 $3.71 $4.00

Perpetuity Growth Rate

Disc Rate

2% 3% 4%

12.5% $9.21 $10.15 $11.31

15.0% $6.20 $6.75 $7.38

17.5% $4.14 $4.47 $4.85

Cells highlighted in blue above represent Dr. Harold Furchtgott-Roth’s refinement of Evercore’s and Centerview’s analysis to narrow the range of results by bringing assumptions regarding discount rates and growth rates in line with what Dr. Furchtgott-Roth believes are industry-specific empirical averages.

CLEARWIRE –KEY TRANSACTION DEFICIENCIES

*See Clearwire Corp Form SC 13E3 Filed 02/01/13 Statement of Ownership: Private Transaction

6) CLWR Management Spectrum Valuations

CLWR Management for years has highlighted the value of CLWR’s spectrum assets. Suddenly, at the end of 2012 and into 2013, CLWR’s Management supports a deal to sell CLWR and all its spectrum assets to Sprint at a value that is less than the lowest value CLWR’s Management publicly attributed to the spectrum.

2010 Spectrum Valued at $22 to $55 billion 2011 Spectrum Valued at $23 to $46 billion

2012 Spectrum Valued at $11 to $35 billion

Sprint values CLWR’s spectrum at $10 Billion. This is lower than the lowest value that CLWR Management attributed to CLWR’s spectrum in 2012.

CLEARWIRE –KEY TRANSACTION DEFICIENCIES

7) Management Compensation – “Golden Parachutes”

The executive officers of CLWR stand to gain a significant amount from “golden parachute” compensation arrangements if the proposed Sprint transaction is consummated.

Restricted stock unit grants, made in March 2013, serve to further incentivize CLWR’s directors and officers to favor the Sprint transaction without regard to whether the consideration provided is fair and adequate or in the best interest of CLWR’s other shareholders.

Golden Parachute Compensation:

Name Cash Equity Perquisites/Benefits Total

Prusch, Erik $3,046,495 $7,743,282 $38,680 $10,828,457 Hope, Cochran $1,113,946 $2,241,998 $19,340 $3,375,284 Draper, Dow $836,551 $1,570,760 $19,340 $2,426,651

With a beneficial “Double Trigger” acceleration mechanism we believe CLWR’s CEO and senior management team have been provided more than adequate incentive to see the Sprint transaction close.

CLEARWIRE –KEY TRANSACTION DEFICIENCIES

Valuation Summary

CLWR $/MHz POP Valuation Summary

CLWR $/Share Price Valuation Summary

Sprint’s proposal is at a steep discount to alternate valuations presented by Sprint management, independent analysis, CLWR Management, investment banks and the current market price.

CLEARWIRE –KEY TRANSACTION DEFICIENCIES

AN INDEPENDENT CLWR

May 2013

The MCC Business Strategy is a Viable Path Towards An Independent CLWR

CLWR Management provides the MCC strategy, a viable and profitable path towards CLWR's future.

As previously mentioned, based on CLWR Management's own Prospective Financial Information, the MCC case has superior economic value than the SCC case.

A near-term spectrum sale further enhances the benefits of the MCC case and provides significant cash to support the less profitable SCC case:

The table below, developed by CLWR, modifies the MCC and SCC scenarios to reflect the benefits (cash proceeds) of the DISH spectrum proposal. The CLWR pro forma ending cash balances are provided in the table below:

Scenario ($/millions)*	2013e	2014e	2015e	2016e	2017e
MCC – Pro Forma Ending Cash Balance	$1,733	$429	$8	$1,185	$3,679
SCC – Pro Forma Ending Cash Balance	$1,782	$201	$(1,098)	$(1,762)	$(1,849)

The importance of a sale of spectrum to DISH or similar spectrum sale can clearly be seen in these scenarios. Key takeaways include:

- The MCC scenario remains cash ending balance positive – no additional capital is required.
- The SCC scenario does not require additional capital until 2015, providing ample time for management to further define its strategy towards asset sales, wholesale agreements or equity raises.

Crest expects that a near-term spectrum sale, conducted via a formal auction process, may deliver superior bids than what has been proposed by DISH and Verizon:

- Depending on the amount of cash shortfall required to meet CLWR's liquidity requirements, CLWR should optimize the amount of spectrum that needs to be sold in conjunction with a debt refinancing and equity raise process.

**CLWR's assumption that no bond holder tenders – (a likely scenario given bonds are trading substantially above par)*

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Clearwire - An Independent Clearwire

CLEARWIRE’S WEAK CORPORATE GOVERNANCE

May 2013

The CLWR Board is not Exercising its Fiduciary Duties for ALL Shareholders

As controlling shareholders of CLWR, Sprint and its representatives on the CLWR Board owe a fiduciary duty of loyalty to CLWR and all its shareholders.

We have filed a lawsuit alleging that the directors on the CLWR Board have been unfairly influenced by Sprint and breached their fiduciary duties by allowing Sprint and SoftBank to extract value from CLWR at the expense of the minority shareholders.

The proposed Merger Agreement is detrimental to minority shareholders because of the following restrictions:

• Asset sales require Sprint’s approval – DISH and Verizon transactions were apparently disregarded.

• Alternate financing and liquidity proposals require approval of Sprint – Superior financing terms provided by Crest and Aurelius were not pursued.

• Consummation of the transaction is subject to FCC and Sprint shareholder approval; the Merger Agreement allows these conditions to be satisfied as late as December 31, 2013 (or even longer) in certain circumstances.

Other key facts:

• A lack of independent representatives on the CLWR Board.

• Limited transparency of information and alternatives.

• No formal auction process for equity, debt, or spectrum sales.

CLEARWIRE—WEAK CORPORATE GOVERNANCE

The CLWR Board is not Exercising its Fiduciary Duties to ALL Shareholders

Crest’s view is that the Sprint members of the CLWR Board have influenced the Board’s decision making process in favor of Sprint to the detriment of all CLWR shareholders:

• Seven of the thirteen CLWR Board members are appointed by Sprint.

• “In May 2011, Sprint indicated to the Company that it would support the Company’s efforts to secure wholesale arrangements with its competitors.” (CLWR’s Proxy Statement). This statement suggests that prior to this date Sprint representatives may have been blocking the Company’s efforts.

• The formation of a Special Committee on November 9, 2012 occurred one month after the CLWR Board was made aware of Sprint’s intentions to acquire control of CLWR.

• CLWR Board Chairman John Stanton, who was originally a Sprint representative on the CLWR Board, was in charge of leading the Sprint negotiations for CLWR.

Crest believes the Special Committee is not independent:

• All of the directors not nominated by Sprint were nominated by large investors who, like Sprint, are party to the Equityholders’ Agreement, which provides special rights and terms for these investors with the respect to governance and ownership of CLWR.

• These investors committed in advance to vote in favor of the Sprint acquisition, thus contractually aligning themselves with Sprint’s offer and negating the independence and disinterestedness of their director nominees.

A vote “AGAINST” will send a definitive message to the CLWR Board and Sprint that fiduciary responsibilities must be fulfilled to the benefit of ALL shareholders.

CLEARWIRE—WEAK CORPORATE GOVERNANCE

Sprint’s Divisive Approach to the CLWR Merger

Crest believes Sprint’s coordinated approach towards the acquisition of CLWR reduced CLWR’s share price for the benefit of a Sprint take-over bid: Failing to properly capitalize the Company was a material weakness which led to CLWR’s weak share price:

• Throughout 2012, CLWR Management and the Sprint-controlled CLWR Board failed to properly capitalize CLWR. By October 25, 2012, it was reported that “given their annual cash burn, CLWR could be a going-concern risk late this year or early 2013 without another cash infusion.”

CLWR’s equity offering was cancelled as negotiations with Sprint and SoftBank commence:

• In July 2012, just one month after discussions between SoftBank and Sprint began, and as strategic discussions between Sprint and CLWR were underway, the CLWR Board abruptly cancelled a CLWR stock offering commenced by Cantor Fitzgerald.

Sprint’s approach to gaining control through the Eagle River transaction:

• Of the $100 million that Sprint agreed to pay Eagle River, Sprint specifically allocated $2.00 per share to the Class A Shares and $13.98 per share to the Class B Shares. On the day the agreement was announced, CLWR Class A Shares were trading at $2.26 thus creating the appearance that CLWR’s Class A Shares were worth less than their market value and that CLWR’s founder (McCaw) believed that he was exiting at a fair value.

The Sprint Notes significantly dilutes CLWR shareholders:

• The Sprint Notes leave the minority shareholders with an unfair choice: either accept an inadequate acquisition price of $2.97 per share or face dilution of their ownership at the hands of Sprint.

CLEARWIRE—WEAK CORPORATE GOVERNANCE

Lack of Transparency

We believe the CLWR Board has not provided adequate or necessary transparency to all shareholders regarding alternate offers or even specific information related to recent proposals from Verizon and DISH:

• Auction: While evident that multiple discussions with other telecom companies were held, the CLWR Board failed to actively and formally conduct a solicitation process for a higher equity bid or a sale of spectrum.

• DISH: Although CLWR had for some time an apparently superior proposal from DISH, CLWR failed to provide any update related to its consideration of DISH’s proposal.

• Even worse, DISH was likely frustrated by CLWR’s actions, and DISH therefore proceeded to submit a proposal to acquire Sprint, thus transferring the value of the DISH bid from CLWR shareholders to Sprint.

• Verizon: Verizon submitted a significant bid for approximately 18% of CLWR’s leased spectrum. No updates were provided by CLWR.

CLEARWIRE—WEAK CORPORATE GOVERNANCE

The CLWR Board's Actions Compared to Sprint Board

The actions of the CLWR Board stand in stark contrast to the way the Sprint Board negotiated with SoftBank and also is now handling the DISH bid for Sprint. Despite Sprint's precarious financial conditions, the Sprint-SoftBank Merger Agreement allows the Sprint Board to deliver value to Sprint shareholders; the Clearwire Board, by contrast, has acquiesced to terms in the Sprint-Clearwire Merger Agreement that allow Sprint to drive value to itself and away from other shareholders:

Duty of Board of Directors	SoftBank/Sprint Agreement	Sprint/CLWR Agreement
Protect Company's Access to Funding Pending Consummation of Agreement?	✓ Yes: Sprint Board secured through a Bond Purchase Agreement approximately $3.1 billion in financing that can be used immediately to enhance Sprint's financial position. SoftBank consent is required for alternative funding.	✗ No: Clearwire Board agreed in the Note Purchase Agreement to $800 million in interim financing that is available only in monthly installments and only in exchange for notes convertible at the dilutive price of $1.50 per share. ✗ No: Note Purchase Agreement will automatically terminate if the required vote of Clearwire stockholders to approve the Sprint-Clearwire merger is not obtained and Sprint consent is required for alternative funding. § 8.01(b).
Protect Company's Ability to Pursue Superior Offers?	✓ Yes: Sprint can terminate SoftBank agreement to pursue a Superior Offer from another bidder. § 8.1(j).	✗ No: Clearwire Board agreed to be prohibited from terminating the agreement to pursue a superior, alternative transaction. ✗ No: Clearwire Board also agreed that the Company will hold a stockholder vote on the Sprint-Clearwire transaction even if the Board recommends against the merger with Sprint. § 4.3(c)
Secure Robust Reverse Termination Fee?	✓ Yes: If SoftBank terminates the transaction, SoftBank owes a $600 million termination fee. §8.3(b)	✗ No: If Sprint terminates the transaction, Sprint owes a $120 million termination fee. If Clearwire has drawn down on the Sprint Notes, the termination fee is satisfied with cancellation of $120 million in Sprint Notes. §6.3(a). ✗ No: Even upon termination, Sprint retains and can convert the dilutive Sprint Notes it holds in excess of $120 million.
Demand Financing Commitment?	✓ Yes: Sprint Board required SoftBank to provide a financing commitment letter by a date certain. § 8.1(i)	✗ No: Clearwire Board agreed that Sprint is not required to produce evidence of committed financing, leaving the Sprint-Clearwire transaction subject to great uncertainty.

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CLEARWIRE - WEAK CORPORATE GOVERNANCE

Failure to Consider Alternatives

The CLWR Board has an obligation to consider all alternatives to the Sprint proposal. The CLWR Board’s choice is not between doing nothing and accepting a grossly unfair Sprint deal:

• Support of Shareholders: Months ago, Crest and Mount Kellett Capital Management LP, two of CLWR’s largest independent shareholders, formally encouraged CLWR that a sale of excess spectrum would enable Clearwire to improve its liquidity, pursue its build-out plans, and explore alternatives to being dominated by Sprint.

• The MCC Plan: CLWR’s advisors suggest this plan offers the highest returns to all shareholders.

• Alternate to Sprint Notes: Alternatives to the $1.50 Sprint Exchangeable Notes are available and have been proposed by shareholders.

• Crest: $240 million $2.00 Exchangeable Notes proposed.

• Aurelius Capital Management LP: $80 million $2.00 Exchangeable Notes proposed.

• DISH Proposal: DISH provided a superior proposal for CLWR shares and a proposal to purchase 25% of CLWR’s spectrum for $2.4 billion, and included immediate financing capacity.

• Verizon Proposal: Verizon offered to acquire CLWR spectrum leases generally located in large markets that cover approximately 5 billion MHz-POPs at a gross price of approximately $1.0 to $1.5 billion.

CLEARWIRE—WEAK CORPORATE GOVERNANCE

The DISH and Verizon offers to purchase spectrum clearly demonstrate that spectrum can be sold on attractive terms.

Crest and Aurelius have provided CLWR with preferable financing alternatives. The MCC plan provides an operating path forward.

Yet the CLWR Board continues down the path that Sprint has offered it.

IMPLICATIONS OF A SHAREHOLDER VOTE

May 2013

Implications of a Shareholder Vote:

If shareholders approve the proposed Sprint Merger Agreement, the potential impact on CLWR shareholders include: The timing of closing the Sprint – CLWR transaction remains subject to additional approvals and uncertainty:

• FCC approval is required. Approval by any government agency, such as the FCC, is subject to unpredictable delays and outcomes.

• The closing of the Sprint – SoftBank transaction or an alternate transaction is required (unless waived by Sprint). CLWR shareholders could be required to wait until December 31, 2013 or even longer for this to occur.

Crest believes Sprint will ultimately sell portions of CLWR’s spectrum to de-lever its balance sheet, creating significant value for Sprint, SoftBank or DISH shareholders.

CLWR shareholders will not benefit from a potential higher bid from Sprint, DISH or other parties.

If the Sprint proposed Merger Agreement is accepted but Sprint fails to close a deal with SoftBank or DISH, CLWR shareholders will have watched the value of its spectrum and viability of alternatives deteriorate while Sprint gains additional ownership and control.

CLEARWIRE – IMPLICATIONSOF A SHAREHOLDER VOTE

Implications of a Shareholder Vote:

If shareholders vote “AGAINST” and reject the proposed Sprint Merger Agreement, the potential impact on CLWR shareholders include:

• Sprint may provide a new, better offer to gain shareholder approval.

• The threat of bankruptcy is diminished by the significant harm a cross-default may have on Sprint’s liquidity and Sprint’s view of the impact of a CLWR bankruptcy on CLWR’s shareholders and debtholders.

• We believe a bankruptcy scenario would reduce Sprint’s control of CLWR and potentially place DISH in a superior position.

• Under the Equityholders’ Agreement, Sprint must approve CLWR’s seeking protection under the bankruptcy laws. Sprint recently said that a CLWR bankruptcy “is a terrible outcome” for all CLWR shareholders and debtholders.

• The CLWR Board will need to take immediate action to raise liquidity:

• We believe the CLWR Board will understand the benefits of a formal capital raising process to consider all alternatives including selling equity, refinancing debt, and selling spectrum.

• Litigation – focused on the previous and future actions of the CLWR Board and controlling shareholder:

• Crest will vigorously defend its rights as a CLWR minority shareholder. Crest recently retained the Quinn Emanuel firm to represent Crest in any litigation related to the Sprint—CLWR merger.

• Crest filed a lawsuit in the Delaware Court of Chancery on December 12, 2012, challenging Sprint’s coercion. In a January 10, 2013 hearing, Chancellor Leo Strine stated, “I think there are colorable claims here.”

• CLWR shareholder Aurelius Capital has taken similar legal action against the CLWR Board.

CLEARWIRE – IMPLICATIONSOF A SHAREHOLDER VOTE

CONCLUSION – VOTE “AGAINST”

May 2013

Conclusion – Vote “AGAINST”

CLWR shareholders should vote “AGAINST” the Sprint Merger Proposal:

• Sprint’s $2.97 per share offer significantly undervalues CLWR.

• The CLWR shareholders cannot make an informed decision on the merits of the transaction because of significant uncertainty surrounding the transaction, including whether SoftBank or DISH will take control of Sprint, the impact of that transaction on Sprint and CLWR, and how the bidding war for Sprint will impact the value of the CLWR spectrum.

• Threats of a CLWR debt default or bankruptcy are not credible.

• It is our opinion that the Sprint merger transaction is unfair and damages CLWR shareholders.

• Sprint should not be permitted to realize the full value of CLWR’s spectrum to the detriment of the other CLWR shareholders.

• The viability of an independent CLWR had been demonstrated by the market.

A vote “AGAINST” will demonstrate to CLWR and Sprint that CLWR’s minority shareholders expect CLWR’s Management, the CLWR Board, and CLWR’s controlling shareholder to act in the best interests of ALL shareholders.

CLEARWIRE –CONCLUSION –VOTE “AGAINST”

Questions:

Thank you for your time and consideration.

CLEARWIRE –CONCLUSION –VOTE “AGAINST”